UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 17, 2026
STONERIDGE, INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-13337	34-1598949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
39675 MacKenzie Drive, Suite 400, Novi, Michigan 48377
(Address of Principal Executive Offices, and Zip Code)
(248) 489-9300
Registrant’s Telephone Number, Including Area Code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	SRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01    Entry into a Material Definitive Agreement.
On September 17, 2026, Stoneridge, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Uwe Brandenburg, age 59, pursuant to which Mr. Brandenburg will serve as Global Vice President, Engineering & Innovation of the Company, effective November 2, 2026. In his capacity as Global Vice President, Engineering & Innovation, Mr. Brandenburg will report to Natalia Noblet, President and Chief Executive Officer of the Company. Mr. Brandenburg’s home office will be in Germany.
The Employment Agreement, dated September 17, 2026, provides that Mr. Brandenburg will receive an annual base salary of €320,000 (approximately $367,168 based on the exchange rate on the date of the Employment Agreement) and will be eligible to participate in the Company’s annual incentive plan with a target bonus opportunity of 50% of his base salary. He will be eligible to receive a one-time special equity grant of time-based Stoneridge shares equivalent to $150,000, to be granted as soon as practicable after his start date and to vest ratably on the anniversary of the date of grant over a three-year period under the Company’s Long-Term Incentive Plan. In addition, he will be eligible to participate in annual grants under the Company’s Long-Term Incentive Plan with a target of 40% of his then-current base salary. Mr. Brandenburg will receive a monthly automobile allowance of €1,500 (approximately $1,721 based on the exchange rate on the date of the Employment Agreement). Mr. Brandenburg will also be eligible to participate in the Company’s Executive Severance Plan, subject to Compensation Committee approval, which provides for a 12-month continuation of salary and benefits, and will receive a standard Change in Control Agreement that provides for 24-month base salary and benefits continuation, subject to a double trigger provision (i.e., change in control and loss of position within 24 months). He will also be eligible to participate in the Company’s employee benefit plans generally available to the Company’s executive officers. The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Mr. Brandenburg has more than 25 years of experience in automotive Tier 1 electronics, engineering leadership, ADAS and software-defined vehicle technologies. He joins Stoneridge from DXC Technology (formerly Luxoft), where he most recently served as Chief Technology Officer and Senior Vice President, Automotive and Manufacturing. Before DXC, Mr. Brandenburg led Valeo's global ADAS engineering organization as Chief Technology Officer and Global Head of Engineering. Earlier in his career, Mr. Brandenburg held senior engineering leadership roles at Continental, Autoliv, and TRW Automotive. Mr. Brandenburg is a member of the Board of Directors of BlincVision.
Mr. Brandenburg holds a degree in Electrical and Telecommunications Engineering from the University of Applied Sciences Constance.
Other than the compensation summarized above, there are no arrangements or understandings between Mr. Brandenburg and any other person pursuant to which Mr. Brandenburg was appointed as Global Vice President, Engineering & Innovation. There are no family relationships between Mr. Brandenburg and any director or executive officer of the Company. There are no transactions in which Mr. Brandenburg has an interest requiring disclosure under Item 404(a) of Regulation S-K.

ITEM 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 17, 2026, between Stoneridge, Inc. and Uwe Brandenburg*

99.1	Press release of Stoneridge, Inc., dated September 23, 2026, on Uwe Brandenburg

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)
* Indicates a management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: September 23, 2026	/s/ Scott R. Humphrey
Scott R. Humphrey Chief Financial Officer and Treasurer (Principal Financial Officer)